Exhibit 99

FOR IMMEDIATE RELEASE

June 1, 2010

Hawkins, Inc.

3100 East Hennepin Avenue

Minneapolis, MN 55413

Contacts:

John R. Hawkins

Chief Executive Officer

612/617-8532

John.Hawkins@HawkinsInc.com

Kathleen P. Pepski Chief Financial Officer 612/617-8571 Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FOURTH QUARTER, FISCAL 2010 RESULTS

Minneapolis, MN, June 1, 2010 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year 2010 ended March 28, 2010. Sales of $257.1 million for fiscal 2010 represented a decrease of 9.6% from $284.4 million in sales for the prior fiscal year.  Net income for fiscal 2010 was $23.8 million, or $2.32 per share, the same as fiscal 2009 levels. LIFO inventory adjustments positively impacted income from operations for fiscal 2010 by $12.6 million (approximately $7.6 million, or $0.74 per share, after tax), whereas LIFO inventory adjustments negatively impacted income from operations for fiscal 2009, by $10.0 million (approximately $6.2 million, or $0.61 per share, after tax).

For the fourth quarter ended March 28, 2010, the Company reported sales of $57.9 million and net income of $5.5 million, or $0.54 per share, fully diluted, as compared to sales of $67.8 million and net income of $5.1 million, or $0.50 per share, fully diluted, for the same period in the prior year. LIFO inventory adjustments positively impacted income from operations for the quarter by $3.5 million (approximately $2.1 million, or $0.20 per share, after tax), whereas LIFO inventory adjustments negatively impacted results for the same period in the prior year by $3.0 million (approximately $2.0 million, or $0.19 per share, after tax).

Chief Executive Officer, John R. Hawkins, commented, “We were able to match fiscal 2009 profitability levels due to continued growth in our Water Treatment business.  The Water Treatment Group’s unique route sales business model, which provides a high level of service to our customers, has continued to serve as a growth engine for us.  We intend to continue to invest to grow our market share in current and new territories for this group.  The volatile market conditions of fiscal 2009 and fiscal 2010 negatively impacted our Industrial Group’s profitability comparison, but this group did an outstanding job of retaining business gained in fiscal 2009 and growing volumes in higher-margin specialty and manufactured products.”

For fiscal 2010, Industrial segment sales were $174.9 million, a decrease of 13.2% from fiscal 2009 sales of $201.6 million. The sales decrease was primarily attributable to lower selling prices for commodity bulk chemicals due to lower commodity chemical costs in fiscal 2010 compared to the prior year.  This was partially offset by higher sales of manufactured and specialty chemical products. Water Treatment segment sales for fiscal 2010 were $82.2 million, a decrease of 0.7% from fiscal 2009 sales of $82.8 million. Increased sales of manufactured and specialty chemical products were offset by decreases in selling prices for commodity chemicals due to lower commodity chemical costs in fiscal 2010 compared to the prior year.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2010

June 1, 2010

Page Two.

Company-wide gross profit for fiscal 2010 was $64.4 million, or 25.1% of sales, compared to $62.4 million, or 22.0% of sales, for fiscal 2009.  The increase in gross profit as a percentage of sales was primarily driven by our ability to maintain relatively stable margin dollars on lower selling prices compared to the prior year in addition to an increase in sales of higher margin manufactured and specialty chemical products and the LIFO reserve adjustments. Gross profit for the Industrial segment was $37.3 million, or 21.3% of sales, for fiscal 2010, as compared to $41.5 million, or 20.6% of sales, for fiscal 2009. Gross profit for the Water Treatment segment was $27.2 million, or 33.0% of sales, for fiscal 2010, as compared to $21.0 million, or 25.3% of sales, for fiscal 2009.

SG&A expenses increased by $0.5 million in fiscal 2010 as compared to fiscal 2009. The increase in SG&A expenses was primarily the result of higher equity incentive plan, variable pay plan and medical insurance costs partially offset by lower bad debt expense.

Hawkins, Inc. distributes, blends, and manufactures bulk and specialty chemicals for its customers in a wide variety of industries.  Headquartered in Minneapolis, Minnesota, and with 20 facilities in 11 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2010

June 1, 2010

Page Three.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

In thousands, except share and per share data

(unaudited)

	Quarters Ended		Fiscal Years Ended
	March 28, 2010	March 29, 2009	March 28, 2010	March 29, 2009

Sales	$57,910	$67,784	$257,099	$284,356

Cost of sales	(42,592)	(54,227)	(192,654)	(221,936)

Gross profit	15,318	13,557	64,445	62,420

Selling, general and administrative expenses	(6,235)	(6,078)	(25,605)	(25,083)

Operating income	9,083	7,479	38,840	37,337

Investment income	98	—	286	338

Income from continuing operations before income taxes	9,181	7,479	39,126	37,675

Provision for income taxes	(3,647)	(2,594)	(15,388)	(14,251)

Income from continuing operations	5,534	4,885	23,738	23,424

Income from discontinued operations, net of tax	—	207	109	340

Net income	$5,534	$5,092	$23,847	$23,764

Weighted average number of shares outstanding – basic	10,253,458	10,246,458	10,250,978	10,243,970

Weighted average number of shares outstanding – diluted	10,288,857	10,256,350	10,282,993	10,249,027

Basic net income per share
Net income from continuing operations per share	$0.54	$0.48	$2.32	$2.29
Net income from discontinued operations per share	—	0.02	0.01	0.03
Net income per share	$0.54	$0.50	$2.33	$2.32

Diluted net income per share
Net income from continuing operations per share	$0.54	$0.48	$2.31	$2.29
Net income from discontinued operations per share	—	0.02	0.01	0.03
Net income per share	$0.54	$0.50	$2.32	$2.32

Cash dividends declared per common share	$0.28	$0.26	$0.66	$0.52

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